Exhibit 4.21

EXECUTION VERSION

AMENDMENT NO. 15 TO SYNDICATED FACILITY AGREEMENT

(PERMITTED REFINANCING AMENDMENT FOR TERM B LOAN)

This AMENDMENT NO. 15 TO SYNDICATED FACILITY AGREEMENT (PERMITTED REFINANCING AMENDMENT FOR TERM B LOAN) (this “Amendment”), dated as of October 29, 2024, is entered into by and among AECOM, a Delaware corporation (the “Company”), each Guarantor (as defined in the Credit Agreement (defined below)), each financial institution party hereto as a Refinancing Lender (defined below), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Company, the other Borrowers, the Administrative Agent and certain banks and financial institutions (the Lenders (as defined, for the purposes of this sentence, in the Existing Credit Agreement) party to the Existing Credit Agreement (as defined below), the “Existing Lenders”) are parties to that certain Syndicated Facility Agreement, dated as of October 17, 2014 (as previously amended, as amended hereby and as further amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement” and the Credit Agreement prior to giving effect to this Amendment being referred to as the “Existing Credit Agreement”), pursuant to which the Existing Lenders have extended certain revolving and term facilities to the Company;

WHEREAS, pursuant to Section 2.19 of the Existing Credit Agreement, the Company has requested (a) to obtain, on the Amendment No. 15 Effective Date (as defined below), Permitted Credit Agreement Refinancing Indebtedness in the form of Permitted Refinancing Term Loans (in each case as defined in the Existing Credit Agreement) in respect of the existing Term B Facility under, and as defined in, the Existing Credit Agreement (the “Existing Term Loan B Facility”) on substantially the same terms as set forth in the Existing Credit Agreement for the Existing Term Loan B Facility in the aggregate principal amount of $698,250,000 (the “Permitted Refinancing Term Loan B Facility” and the loans thereunder, the “Refinancing Term B Loans”), to replace the Existing Term Loan B Facility in full and (b) certain amendments to the Existing Credit Agreement related to the Permitted Refinancing Term Loan B Facility (the incurrence of the Permitted Refinancing Term Loan B Facility, the repayment in full of the Existing Term Loan B Facility and the related amendments, the “Term Loan B Refinancing”);

WHEREAS, the Existing Lenders and new lenders (collectively, the “Refinancing Lenders”) with commitments to the Permitted Refinancing Term Loan B Facility (in an amount separately maintained by the Administrative Agent) have agreed to provide the Refinancing Term Loan B Facility in accordance with the terms and conditions hereof and Section 2.19 of the Existing Credit Agreement;

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Credit Agreement, as amended by this Amendment.

2.Amendments to Credit Agreement, Exhibits and Schedules. Subject to the terms and conditions hereof and with effect from and after the Amendment No. 15 Effective Date:

(a)the Term B Loan Facility CUSIP Number on the cover page of the Existing Credit Agreement shall be amended and restated to read in its entirety as follows: “Term B Loan Facility CUSIP Number: 00766WAX1”;

(b)Section 1.01 of the Existing Credit Agreement shall be amended to add the following new definitions in their proper alphabetical order:

“‘Amendment No. 15’ means that certain Amendment No. 15 to Syndicated Facility Agreement (Permitted Refinancing Amendment for Term B Loan), dated as of the Amendment No. 15 Effective Date, among the Company, each Guarantor, the Refinancing Lenders (as defined therein) party thereto, and the Administrative Agent.”

“‘Amendment No. 15 Effective Date’ means October 29, 2024.”

(c)subsection (c) in the definition of “Applicable Rate” in Section 1.01 of the Existing Credit Agreement shall be amended and restated to read in its entirety as follows: “(c) with respect to the Term B Facility, 0.75% per annum for Base Rate Loans and 1.75% per annum for Term SOFR Loans”;

(d)Section 2.05(a)(iii) of the Existing Credit Agreement shall be amended to replace “Amendment No. 14 Effective Date” with “Amendment No. 15 Effective Date” in lieu thereof;

(e)clause (iv) of the proviso to Section 2.19(a) of the Existing Credit Agreement shall be amended to replace such clause in its entirety with the following (with the insertion marked as blue/underline/italicized text):

“(iv) the Permitted Refinancing Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis), or, for the avoidance of doubt, on the same basis as the Term Loans being refinanced thereby, in any mandatory prepayments of Term Loans hereunder as specified in the applicable Permitted Refinancing Amendment, and voluntary prepayments of Term Loans may be allocated at the Company’s discretion as among any Permitted Refinancing Term Loans and Term Loans in any manner whatsoever (except to the extent otherwise provided in the applicable Permitted Refinancing Amendment).”; and

(f)clause (i) of Section 6.11 of the Existing Credit Agreement shall be amended to replace such clause in its entirety with the following (with the insertion marked as blue/underline/italicized text):

“(i) to repay or refinance (or extend or renew via Amendment No. 14, as applicable) the existing revolving and term loan facilities of the Company that were outstanding under the Existing Credit Agreement on the Amendment No. 14 Effective Date immediately prior to giving effect to Amendment No. 14 and to pay fees and expenses in connection therewith or, in the case of the Refinancing Term B Loans (as defined in Amendment No. 15), to repay or refinance the Existing Term Loan B Facility (as defined in Amendment No. 15), or.”

For the avoidance of doubt, the amendments in clauses (a) through (d) and clause (f) above are being effectuated as part of a Permitted Refinancing Amendment in accordance with Section 2.19 of the Existing Credit Agreement, and the amendment in clause (e) is being effectuated solely by the Company and the Administrative Agent pursuant to the penultimate paragraph of Section 10.01 of the Existing Credit Agreement to correct an ambiguity in Section 2.19(a) of the Existing Credit Agreement.

3.Term B Loan Refinancing and Waiver. Subject to the terms and conditions hereof and in accordance with Section 2.19 of the Existing Credit Agreement:

(a)Each Refinancing Lender hereby severally agrees to make Refinancing Term B Loans to the Company in an aggregate amount equal to $698,250,000 in a single drawing (which may be effectuated by a cashless roll by some or all of the Existing Lenders pursuant to Section 2.02(g) of the Existing Credit Agreement) on the Amendment No. 15 Effective Date (as defined below), with each such Refinancing Lender making (directly or through cashless roll) Refinancing Term B Loans in the aggregate principal amount separately maintained by the Administrative Agent (and provided to the Company) as of the Amendment No. 15 Effective Date, on the terms and subject to the conditions set forth in this Amendment. Any Refinancing Term B Loans borrowed and subsequently repaid or prepaid may not be reborrowed.

(b)The Refinancing Term B Loans shall: (i) constitute Obligations, Permitted Refinancing Term Loans, Term Loans and Loans under the Credit Agreement and the other Loan Documents and have all of the benefits thereof, (ii) be secured by the Collateral and rank pari passu in right of payment and security with the existing Loans under the Credit Agreement, (iii) refinance and replace in full the existing Term B Loans under the Term B Facility under the Existing Credit Agreement and, from and after the Amendment No. 15 Effective Date, constitute the “Term B Loans” under the Credit Agreement, with all uses of the term “Term B Loans” under the Credit Agreement on and after the Amendment No. 15 Effective Date (except as otherwise set forth below) to be deemed to refer to the Refinancing Term B Loans provided under this Amendment and, with respect to references to the Term B Lenders, to the Refinancing Lenders (as applicable), including without limitation the definition of Maturity Date for the Term B Facility (and all defined terms with respect to, or related to, the Term B Facility and the Term B Loans under the Credit Agreement shall be deemed to refer, as appropriate, to the Permitted Refinancing Term Loan B Facility and the Refinancing Term B Loans) and (iv) except as specifically provided in this Amendment, be subject to all the same terms and conditions (including, without limitation, prepayment rights and rights with respect to Events of Default) as the Term B Loans under the Term B Facility. The Refinancing Term B Loans constitute term “B” loans and not term “A” loans. Notwithstanding, but without limitation of, the foregoing, the Refinancing Term B Loans shall be governed by the Credit Agreement as amended by this Amendment.

(c)The Administrative Agent shall make adjustments to the Register to effectuate and evidence the Permitted Refinancing Term Loan B Facility and the Refinancing Term B Loans thereunder, and such reallocations, assignments, payments, prepayments and cashless settlements.

(d)As of the Amendment No. 15 Effective Date, the Refinancing Term B Loans shall be Term SOFR Loans (as defined in the Credit Agreement) with Interest Periods coterminous with the Interest Periods with respect to the Term SOFR Loans (as defined in the Existing Credit Agreement) under the Existing Term B Facility in effect on such date.

(e)Each of the Administrative Agent and the Company hereby represents, warrants and agrees that the amendments to the Existing Credit Agreement and the other Loan Documents, as applicable, effectuated pursuant to this Amendment are necessary or appropriate to effect the provisions of Section 2.19 of the Existing Credit Agreement or are permitted by the penultimate paragraph of Section 10.01 of the Existing Credit Agreement.

(f)Notwithstanding anything to the contrary in the Existing Credit Agreement or this Amendment, the Refinancing Lenders hereby waive (solely with respect to themselves) their right to receive any compensation pursuant to Section 3.05 of the Existing Credit Agreement or the Credit Agreement as a result of or in connection with the Refinancing Term B Loans, the Term B Loan Refinancing and/or this Amendment.

(g)The Administrative Agent hereby confirms that it consents to each Refinancing Lender as and to the extent its consent is required to make such Refinancing Lender qualify as a Permitted Refinancing Lender in accordance with the definition of such term in the Existing Credit Agreement.

4.Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and the Refinancing Lenders, as of the date hereof, as follows:

(a)the execution, delivery and performance by such Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action and does not and will not (i) contravene the terms of any of such Loan Party’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which the Company or any other Loan Party is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or any other Loan Party or its property is subject; or (iii) violate any Law, except, in the cases of clause (ii) and (iii) as could not reasonably be expected to have a Material Adverse Effect;

(b)this Amendment has been duly executed and delivered by each Loan Party, and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c)the Credit Agreement and the other Loan Documents, after giving effect to this Amendment, constitute legal, valid and binding obligations of the Company and each of the other Loan Parties, in each case, to the extent party thereto, enforceable against the Company and each such other Loan Party to the extent party thereto in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d)the representations and warranties of each Loan Party contained in Article V of the Credit Agreement and each other Loan Document are true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on and as of the Amendment No. 15 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as of such earlier date, and except that for purposes of this clause (d), the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Existing Credit Agreement, respectively;

(e)no Default exists either before (including under the Existing Credit Agreement) or after the effectiveness of this Amendment on the Amendment No. 15 Effective Date.

5.Effective Date.

(a)This Amendment will become effective on the date (the “Amendment No. 15 Effective Date”) on which the following conditions precedent are satisfied:

(i)the Administrative Agent shall have received each of the following:

(A)counterparts of this Amendment duly executed and delivered by (1) each Loan Party, (2) the Administrative Agent and (3) each Refinancing Lender;

(B)customary certificates of resolutions or other action, incumbency certificates and/or other certificates of responsible officers of each Loan Party, in connection with this Amendment (or confirmation that there have been no changes to any such certificates of resolutions or other actions and/or certificates of incumbency since the latest of (i) the closing of the Existing Credit Agreement, (ii) the date of any prior amendment to the Existing Credit Agreement in connection with which such certificates of resolutions or other actions and/or certificates of incumbency was most recently delivered to the Administrative Agent or (iii) the date that the Company previously certified to the Administrative Agent that there have been no changes to such certificates of resolutions or other actions and/or certificates of incumbency);

(C)customary documents and certifications to evidence that each Loan Party is duly organized or formed (or confirmation that there have been no changes to any organizational document since (i) the closing of the Existing Credit Agreement, (ii) the date of any prior amendment to the Existing Credit Agreement in connection with which such organizational document was most recently delivered to the Administrative Agent or (iii) the date that the Company previously certified to the Administrative Agent that there have been no changes to such organizational document ), and that the Company, each Borrower and each Guarantor is validly existing and in good standing in its jurisdiction of organization (which may be bring-down certificates with respect to such matters delivered at the closing of the Existing Credit Agreement or in connection with any prior amendment thereto);

(D)a certificate of the Company executed by its chief financial officer, treasurer, assistant treasurer or vice president certifying that as of the Amendment No. 15 Effective Date (after giving effect to the closing of this Amendment and the effectiveness thereof, including the incurrence of Indebtedness under the Credit Agreement, if any, as of the Amendment No. 15 Effective Date, the use of proceeds of the Refinancing Term B Loan and the other Transactions), (1) the accuracy of the representations and warranties in Section 4(d) of this Amendment and (2) no Default or Event of Default shall have occurred and be continuing as of, or would result from the occurrence of, the Amendment No. 15 Effective Date;

(E)customary opinions of counsel to certain Loan Parties (which shall cover authority, legality, validity, binding effect and enforceability of the Amendment and the Credit Agreement after giving effect to this Amendment, and customary opinions with respect to liens and collateral), which shall be addressed to the Refinancing Lenders on the Amendment No. 15 Effective Date and expressly permit reliance by successors and permitted assignees of the Refinancing Lenders to the extent set forth therein and subject to customary qualifications and exceptions (it being understood that the jurisdictions in respect of which opinions will be required shall be New York and Delaware);

(F)satisfactory evidence that the Administrative Agent (on behalf of the Refinancing Lenders) shall have, or continue to have, a valid and perfected first priority (subject to exceptions set forth in the Loan Documents) lien and security interest in the Collateral after giving effect to this Amendment;

(G)a Note executed by the Company in favor of each Refinancing Lender requesting a Note with respect to the Refinancing Term B Loan, to the extent that such Refinancing Lender requested such Note at least three Business Days prior to the

Amendment No. 15 Effective Date (but without prejudice to the right of any Refinancing Lender to otherwise request a Note under Section 2.11(a) of the Credit Agreement); and

(H)at least three (3) days prior to the Amendment No. 15 Effective Date, (i) the documentation and other information with respect to each Loan Party that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, or by an Refinancing Lender’s internal policies and (ii) if any Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), the Company shall cause such Borrower to deliver a certification regarding beneficial ownership required by the Beneficial Ownership Regulation in relation to such Borrower (and which shall set forth any beneficial ownership of 10% or more), in each case, to the extent such documentation and other information was reasonably requested by any Refinancing Lender in writing to the Company at least ten (10) days prior to the Amendment No. 15 Effective Date; and

(I)to the extent necessary, a duly executed Loan Notice (with respect to a new Borrowing or continuation or conversion of an existing Borrowing, as applicable); and

(ii)there shall not have occurred since September 30, 2023, any event or condition that has had or would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect (as defined in the Credit Agreement);

(iii)substantially simultaneously with the Term B Loan Refinancing, all accrued interest, fees, premiums and other amounts with respect to the Existing Term Loan B Facility held by Existing Lenders (prior to giving effect to this Amendment) shall have been paid in full (subject to the Administrative Agent and the Company agreeing to the continuation thereof, the cashless roll thereof, the accrual thereof and/or the payment at a later date pursuant to the Credit Agreement); and

(iv)all of the following shall have been paid to the extent that the Company has received an invoice therefor at least three Business Days (or such shorter period as the Company may agree) prior to the Amendment No. 15 Effective Date (without prejudice to any post-closing settlement of such fees, costs and expenses to the extent not so invoiced): (x) accrued reasonable and documented costs and expenses of BofA Securities and the Administrative Agent (including the reasonable and documented fees, disbursements and other out-of-pocket charges of counsel for the Administrative Agent), to the extent required to be paid pursuant to Section 10.04(a) of the Credit Agreement and (y) fees payable to any arranger with respect to the Term Loan B Refinancing pursuant to (A) that certain engagement letter agreement dated as of October 15, 2024, among the Company and BofA Securities or (B) any other letter agreement or fee letter between the Company and any other arranger with respect to the payment of fees in connection with the closing of this Amendment and the provision of the Term B Loan Refinancing.

(b)For purposes of determining compliance with the conditions specified in Section 5(a), each Refinancing Lender that has executed this Amendment and delivered it to the Administrative Agent shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required under Section 5(a) to be consented to or approved by or acceptable or satisfactory to an Refinancing Lender unless the Administrative Agent shall have received notice from such Refinancing Lender prior to this Amendment being deemed effective by the Administrative Agent on the Amendment No. 15 Effective Date specifying its objection thereto.

(c)From and after the Amendment No. 15 Effective Date, the Credit Agreement is amended as set forth herein.

(d)Except as expressly amended and/or waived pursuant hereto, the Existing Credit Agreement and each other Loan Document shall remain unchanged and in full force and effect and each is hereby ratified and confirmed in all respects, and any waiver contained herein shall be limited to the express purpose set forth herein and shall not constitute a waiver of any other condition or circumstance under or with respect to the Existing Credit Agreement or any of the other Loan Documents.

(e)The Administrative Agent will promptly notify the Company and the Lenders of the occurrence of the Amendment No. 15 Effective Date.

6.No Novation; Reaffirmation. Neither the execution and delivery of this Amendment nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Credit Agreement or of any of the other Loan Documents or any obligations thereunder. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) confirms and reaffirms all of its respective obligations under the Loan Documents (as amended by the Amendment), including (with respect to each Guarantor) its Guarantee under the Guaranty (all as defined in the Credit Agreement), (c) confirms and reaffirms that each of the Liens granted by it in or pursuant to the Loan Documents are valid and existing as security for the payment and performance of the Obligations of such Loan Party outstanding on the Amendment No. 15 Effective Date immediately prior to and immediately after the effectiveness of the amendments provided by this Amendment, and (d) agrees that this Amendment and all documents executed in connection herewith (i) do not operate to reduce or discharge any Loan Party’s obligations under the Loan Documents (after giving effect to the adjustments set forth in Section 3 of this Amendment) and (ii) in no manner impair, constitute a novation of or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

7.Miscellaneous.

(a)Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement and each other Loan Document are and shall remain in full force and effect. All references in any Loan Document to the “Credit Agreement” or “this Agreement” (or similar terms intended to reference the Credit Agreement) shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

(b)This Amendment shall be binding upon and inure to the benefit of the parties hereto, each other Lender and each other Loan Party, and their respective successors and assigns.

(c)THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THIS AMENDMENT IS FURTHER SUBJECT TO THE PROVISIONS OF SECTIONS 10.14 AND 10.15 OF THE CREDIT AGREEMENT RELATING TO GOVERNING LAW, JURISDICTION, VENUE, SERVICE OF PROCESS AND WAIVER OF RIGHT TO TRIAL BY JURY, THE PROVISIONS OF WHICH ARE BY THIS REFERENCE INCORPORATED HEREIN IN FULL.

(d)This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties required to be a party hereto. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means or otherwise as provided in Section 10.17 of the Credit Agreement shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment may not be amended except in accordance with the provisions of Section 10.01 of the Credit Agreement.

(e)If any provision of this Amendment or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)The Company agrees to pay in accordance with Section 10.04 of the Credit Agreement all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation, execution, delivery, administration of this Amendment and the other instruments and documents to be delivered hereunder, including, subject to the limitations set forth in Section 10.04 of the Credit Agreement, the reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.

(g)This Amendment shall constitute a “Permitted Refinancing Amendment” and “Loan Document” under and as defined in the Credit Agreement.

8.Agents and Arrangers.  The following Lenders (or an Affiliate thereof) shall be deemed to be listed on the cover page of the Credit Agreement with the respective titles set forth below, in each case with respect to this Amendment and the Permitted Refinancing Term Loan B Facility provided hereunder:

Lender/Affiliate	Arranger Title	Agent Title
Bank of America, N.A.	Joint Lead Arranger & Joint Bookrunner	Administrative Agent
JPMorgan Chase Bank, N.A.	Joint Lead Arranger & Joint Bookrunner	Co-Syndication Agent
BNP Paribas Securities Corp.	Joint Lead Arranger & Joint Bookrunner	Co-Syndication Agent
Truist Securities, Inc.	Joint Lead Arranger & Joint Bookrunner	Co-Syndication Agent
Credit Agricole Corporate and Investment Bank	Joint Lead Arranger & Joint Bookrunner	Co-Syndication Agent
PNC Bank Capital Markets LLC	Joint Lead Arranger & Joint Bookrunner	Co-Syndication Agent
HSBC Securities (USA) Inc.	Joint Lead Arranger & Joint Bookrunner	Co-Syndication Agent
BMO Capital Markets Corp.	Joint Lead Arranger	Co-Documentation Agent
TD Securities (USA) LLC	Joint Lead Arranger	Co-Documentation Agent
U.S. Bank National Association	Joint Lead Arranger	Co-Documentation Agent
Capital One National Association	Joint Lead Arranger	Co-Documentation Agent
Wells Fargo Securities, LLC	Joint Lead Arranger	Co-Documentation Agent
The Huntington National Bank	Joint Lead Arranger	Co-Documentation Agent

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

COMPANY:

AECOM

By:	/s/ Morgan Jones
Name:	Morgan Jones
Title:	Vice President, Treasury

AECOM

Signature Page

Amendment No. 15 to Syndicated Facility Agreement (Permitted Refinancing Amendment for Term B Loan)

GUARANTORS:

AECOM GLOBAL II, LLC
AECOM TECHNICAL SERVICES, INC.
THE EARTH TECHNOLOGY CORPORATION (USA)
TISHMAN CONSTRUCTION CORPORATION
TISHMAN CONSTRUCTION CORPORATION OF NEW YORK
URS GLOBAL HOLDINGS, INC.
URS HOLDINGS, INC.

By:	/s/ Morgan Jones
Name:	Morgan Jones
Title:	Assistant Treasurer

AECOM

Signature Page

Amendment No. 15 to Syndicated Facility Agreement (Permitted Refinancing Amendment for Term B Loan)

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ DeWayne D. Rosse
Name:	DeWayne D. Rosse
Title:	Assistant Vice President

AECOM

Signature Page

Amendment No. 15 to Syndicated Facility Agreement (Permitted Refinancing Amendment for Term B Loan)

BANK OF AMERICA, N.A., as a Refinancing Lender

By:	/s/ Mukesh Singh
Name:	Mukesh Singh
Title:	Managing Director

AECOM

Signature Page

Amendment No. 15 to Syndicated Facility Agreement (Permitted Refinancing Amendment for Term B Loan)

[Additional Refinancing Lender signature pages on file with Administrative Agent.]

AECOM

Signature Page

Amendment No. 15 to Syndicated Facility Agreement (Permitted Refinancing Amendment for Term B Loan)